Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:43 PM 10/14/2025
FILED 02:43 PM 10/14/2025
SR 2025426240 - File Number 6144736

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF

ETHZilla Corporation

ETHZilla Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The name of the corporation is ETHZilla Corporation

SECOND: The original name of the Company was KBL Merger Corp. IV. The date on which the Company’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware is September 7, 2016. The Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on June 2, 2017. The Second Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on November 6, 2020.

THIRD: The Board of Directors of the Company (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), adopted resolutions approving and deeming advisable an amendment to the Company’s Second Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate”), as follows:

RESOLVED: That Article IV of the Second Amended and Restated Certificate of Incorporation of the Corporation be and it hereby is amended to restate Section 4.6 as follows:

“4.6. Reverse Stock Split of Outstanding Common Stock. Upon this Certificate of Amendment becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each ten shares of Common Stock, either issued and outstanding or held by the corporation as treasury stock, in each case immediately prior to the Effective Time (the “Old Common Stock”), shall be automatically reclassified as and converted into one share of Common Stock (the “New Common Stock”).

Notwithstanding the immediately preceding paragraph, the Corporation shall not be required to issue or deliver any fractional shares of New Common Stock. At the Effective Time any such fractional interest in such shares of New Common Stock shall be converted into the right to receive, an amount in cash, without interest, determined by multiplying (i) the closing sale price of the Common Stock (on a post-reverse-split basis as adjusted for the amendment effected hereby) on the trading day immediately prior to the Effective Time as reported on the Nasdaq Capital Market, by (ii) such fractional share interest to which the holder would otherwise be entitled. Shares of Common Stock that were outstanding prior to the Effective Time and that are not outstanding after the Effective Time shall resume the status of authorized but unissued shares of Common Stock.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.

The Reverse Stock Split shall have no effect on the number of authorized shares of capital stock, previously designated series of preferred stock (except to the extent such reverse stock split results in an adjustment to the conversion ratios thereof), or the par value thereof as set forth above in the preceding paragraphs.”

RESOLVED: That except as expressly amended hereby no other aspect of such Article IV shall be modified hereby.

FOURTH:  The foregoing amendment was submitted to the stockholders of the Company for their approval at a special meeting of stockholders which was duly called and held, upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.  Accordingly, said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FIFTH: This Certificate of Amendment shall become effective on October 20, 2025, at 12:01 AM Eastern Time.

IN WITNESS WHEREOF, ETHZilla Corporation has caused this certificate to be signed by McAndrew Rudisill, its Chief Executive Officer, this 14th day of October 2025.

ETHZilla Corporation

By:	/s/ McAndrew Rudisill
Its:	Chief Executive Officer
Printed Name:	McAndrew Rudisill